Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ATLANTIC UNION BANKSHARES CORPORATION

I.  Name

The name of the corporation is Atlantic Union Bankshares Corporation.

II.  Purpose

The purpose for which the Corporation is organized is to act as a bank holding company and to transact any and all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act.

III.  Capital Stock

The Corporation shall have authority to issue two hundred million (200,000,000) shares of Common Stock, par value $1.33 per share, and five hundred thousand (500,000) shares of Serial Preferred Stock, par value $10.00 per share.

A.  Serial Preferred Stock

1.     Issuance in Series. Authority is hereby vested in the Board of Directors to divide the Serial Preferred Stock into and cause the Serial Preferred Stock to be issued in series, to designate each series so as to distinguish the shares thereof from the shares of all other series or classes, to fix the number of shares of each series, and to fix and determine the variations in the relative rights and preferences of each series within the limitations hereinafter set forth in this paragraph. All shares of Serial Preferred Stock shall be identical except as to the following relative rights and preferences, which may be fixed and determined by the Board of Directors and as to which there may be variations between different series:

(a)   the rate of dividend, if any, payable on shares of such series, the time of payment and the dates from which dividends shall be cumulative if such dividends shall be cumulative, and the extent of participation rights, if any, of the shares of such series;

(b)   any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action;

(c)   the price at and the terms and conditions on which shares may be redeemed;

(d)   the amount payable upon shares in the event of involuntary liquidation;

(e)   the amount payable upon shares in the event of voluntary liquidation;

(f)    any sinking fund provisions for the redemption or purchase of shares; and

(g)   the terms and conditions on which shares may be may be converted, if the shares of any series are issued with the privilege of conversion.

2.     Dividends. The holders of the Serial Preferred Stock of each series as to which the Board of Directors shall have specified a rate of dividend shall be entitled to receive, if and when declared payable by the Board of Directors, dividends at the dividend rate for such series, and not exceeding such rate except to the extent of any participation right. Such dividends shall be payable on such dates as shall be specified for such series. Dividends, if cumulative and in arrears, shall not bear interest.

No dividends shall be declared or paid upon or set apart for the Common Stock or for stock of any other class hereafter created ranking junior to the Serial Preferred Stock in respect to dividends or assets (hereinafter called “Junior Stock”), or for any shares of Serial Preferred Stock which are entitled to participate with the Common Stock, and no shares of Serial Preferred Stock, Common Stock or Junior Stock shall be purchased, redeemed or otherwise reacquired for a consideration, nor shall any funds be set aside for or paid to any sinking fund therefor, unless and until (i) full dividends on the outstanding Serial Preferred Stock at the dividend rate or rates therefor, together with the full additional amount required by any participation right, shall have been paid or declared and set apart for payment wish respect to all past dividend periods, to the extent that the holders of the Serial Preferred Stock are entitled to dividends with respect to any past dividend period, and the current dividend period, and (ii) all mandatory sinking fund payments that shall have become due in respect of any series of the Serial Preferred Stock shall have been made. Unless full dividends with respect to all past dividend periods on the outstanding Serial Preferred Stock at the dividend rate or rates therefor, to the extent that holders of the Serial Preferred Stock are entitled to dividends with respect to any particular past dividend period, together with the full additional amount required by any participation right, shall have been paid or declared and set apart for payment and all mandatory sinking fund payments that shall have become due in respect of any series of the Serial Preferred Stock shall have been made, no distributions shall be made to the holders of the Serial Preferred Stock of any series unless distributions are made to the holders of the Serial Preferred Stock of all series then outstanding in proportion to the aggregate amounts of the deficiencies in payments due to the respective series, and all payments shall be applied first, to dividends accrued and in arrears, next, to any amount required by any participation right, and, finally, to mandatory sinking fund payments. The terms “current dividend period” and “past dividend period” mean, if two or more series of Serial Preferred Stock having different dividend periods are at the time outstanding, the current dividend period or any past dividend period, as the case may be, with respect to each such series.

3.     Preference on Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Serial Preferred Stock of each series shall be entitled to receive, for each share thereof, the fixed liquidation price for such series, plus, in case such liquidation, dissolution or winding up shall have been voluntary, the fixed liquidation premium for such series, if any, together in all cases with a sum equal to all dividends, if any, accrued or in arrears thereon and the full additional amount required by any participation right, before any distribution of the assets shall be made to holders of the Common Stock or Junior Stock; but the holders of the Serial Preferred Stock shall be entitled to no further participation in such distribution. If, upon any such liquidation, dissolution or winding up, the assets distributable among the holders of the Serial Preferred Stock shall be insufficient to permit the payment of the full preferential amounts aforesaid, then such assets shall be distributed among the holders of the Serial Preferred Stock then outstanding, ratably in proportion to the full preferential amounts to which they are respectively entitled. A merger of the Corporation into any other corporation, or merger of any other corporation into the Corporation, or consolidation of the Corporation with any other corporation or a sale or transfer of the property of the Corporation as or substantially as an entirety shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

B.  Common Stock

1.     Dividends. Subject to the provisions of law and the rights of holders of shares at the time outstanding of all classes of stock having prior rights as to dividends, the holders of Common Stock at the time outstanding shall be entitled to receive such dividends at such times and in such amounts as the Board of Directors may deem advisable.

2.     Liquidation. In the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after payment or provision for the payment of all the liabilities and obligations of the Corporation and all preferential amounts to which the holders of shares at the time outstanding of all classes of stock having prior rights thereto shall be entitled, the remaining net assets of the Corporation shall be distributed ratably among the holders of the shares at the time outstanding of Common Stock.

3.     Voting. Except to the extent to which the Board of Directors shall have specified voting power with respect to any other class of stock and except as otherwise provided by law, the exclusive voting power shall be vested in the Common Stock, the holder thereof being entitled to one vote for each share of Common Stock at all meetings of the shareholders of the Corporation.

IV.  No Preemptive Rights

No holder of shares of the capital stock of the Corporation of any class shall have any preemptive or preferential right to subscribe to or purchase (i) any shares of capital stock of the Corporation, (ii) any securities convertible into such shares or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

V.  Directors

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of such number of Directors as may be fixed from time to time in the Bylaws or by resolution adopted by the affirmative vote of a majority of the Directors then in office. Until the 2021 annual meeting of shareholders, the Directors shall be and are divided into three classes, designated as Class I, Class II, and Class III, as nearly equal in number as possible, with Directors of each class elected, subject to Article II, Section 8 of the Corporation’s Bylaws, to hold office until the third annual meeting of shareholders following the Director’s election and until a successor shall have been elected and qualified or until the Director’s prior death, resignation or removal. Notwithstanding the foregoing and without shortening the term of any Director previously elected, (i) at the 2021 annual meeting of shareholders, the Director nominees whose terms expire at that meeting shall be elected to hold office until the 2022 annual meeting of shareholders, (ii) at the 2022 annual meeting of shareholders, the Director nominees whose terms expire at that meeting shall be elected to hold office until the 2023 annual meeting of shareholders and (iii) at the 2023 annual meeting of shareholders and each annual meeting of shareholders thereafter, all Director nominees shall be elected to hold office until the next annual meeting of shareholders and until a successor is elected and qualified or until the Director’s prior death, resignation or removal.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Serial Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such Directorships shall be governed by the terms of these Articles of Incorporation applicable thereto.

If the office of any Director shall become vacant, the Directors then in office, whether or not a quorum, may by majority vote choose a successor who shall hold office until the next annual meeting of shareholders. In such event, if applicable, the successor elected by the shareholders at that annual meeting shall hold office for a term that shall coincide with the remaining term of the class of Directors to which that person has been elected. Vacancies resulting from the increase in the number of Directors shall be filled in the same manner.

Directors of the Corporation may be removed by shareholders of the Corporation only for cause and with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

Advance notice of shareholder nominations for the election of Directors shall be given in the manner provided in the Bylaws of the Corporation.

VI.  Indemnification and Limit on Liability

(a)   Mandatory Indemnification. To the full extent permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, the Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he or she is or was a Director or officer of the Corporation, or (ii) any Director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

(b)   Limitation of Liability. To the full extent permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, in any proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no Director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article VI, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

(c)   Agents and Employees. The Corporation may indemnify or contract in advance to indemnify any person not specified in subsection (a) of this Article VI against liabilities, fines, penalties and claims imposed upon or asserted against him or her (including amounts paid in settlement) by reason of having been an employee, agent or consultant of the Corporation, whether or not then continuing so to be, and against all expenses (including counsel fees) incurred by him or her in connection therewith, to the same extent as if such person were specified as one to whom indemnification is granted in subsection (a) of this Article VI.

(d)   References. In this Article VI:

(i) “Liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or expenses incurred with respect to a proceeding.

(ii) “Party” means an individual who was, is, or is threatened to be made a defendant or respondent in a proceeding.

(iii) “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

Every reference in this Article VI to Directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.  Every reference in this Article VI to Directors or officers shall also include every person who served at the request of the Corporation or one of its subsidiaries as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and their respective heirs, executors and administrators.

(e)   Effective Date. The provisions of this Article VI shall be applicable to all proceedings commenced after its adoption by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article VI shall have any effect on the rights provided under this Article VI with respect to any act or omission occurring before the adoption of such amendment or repeal.  The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to provide any indemnity under this Article VI and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such Director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

(f)    Change in Control. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, and notwithstanding subsection (h) of this Article VI, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel, the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.  If the nominees are unable to agree upon such special legal counsel, such special legal counsel shall be selected upon application to a court of competent jurisdiction.

(g)   Advancement of Expenses. The Corporation shall pay for or reimburse the expenses incurred by any Director or officer who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under subsection (a) of this Article VI if he or she furnishes the Corporation with a signed, written undertaking to repay any funds advanced if it is ultimately determined that he or she is not entitled to indemnification or advancement of expenses.  The undertaking shall be an unlimited general obligation of its maker and need not be secured and may be accepted by the Corporation without reference to financial ability of its maker to make repayment.  Authorizations of payments under this subsection (g) shall be made by the persons specified in subsection (h).

(h)   Any indemnification under subsection (a) of this Article VI shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person requesting indemnification has met the applicable standard of conduct set forth in subsection (a).  Such determination shall be made:

(i)if there are two or more disinterested directors, by the Board of Directors by a majority vote of disinterested directors, a majority of whom shall constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

(ii)by special legal counsel:

(A)selected by the Board of Directors or its committee in the manner prescribed in subsection (h)(i) of this Article VI; or

(B)if there are fewer than two disinterested directors, selected by the Board of Directors, in which selection Directors who do not qualify as disinterested directors may participate; or

(iii)by the shareholders, but shares owned by or voted under the control of a Director who at the time does not qualify as a disinterested director may not be voted on the determination.

Authorizations of indemnification or payments under subsection (g) of this Article VI shall be made in the same manner as the determination that indemnification is proper, except that if the determination is made by special legal counsel, such authorizations of indemnification or payments under subsection (g) of this Article VI shall be made by those entitled under subsection (h)(ii) to select counsel.

(i)   The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in subsection (a) or (b) of this Article VI.

(j)The indemnification provided by this Article VI and provided hereafter pursuant to the power conferred by this Article VI on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article VI. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the Directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article VI or applicable laws of the Commonwealth of Virginia.  Each provision of this Article VI shall be severable, and an adverse determination as to any such provision of this Article VI shall in no way affect the validity of any other provision of this Article VI.

VII.  Shareholder Approval of Certain Transactions

An amendment of the Corporation’s Articles of Incorporation, a plan of merger or share exchange, a transaction involving the sale of all or substantially all the Corporation’s assets other than in the regular course of business and a plan of dissolution shall be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the Directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction shall be approved by the vote of eighty percent (80%) or more of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.